Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of Molson Coors Brewing Company of our report dated February 14, 2017, except with respect to Note 19 — Supplemental Guarantor Information, as to which the date is November 1, 2017, relating to the consolidated financial statements of MillerCoors LLC, which appears in Molson Coors Brewing Company’s Current Report on Form 8-K dated November 1, 2017.  We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
Denver, Colorado
March 2, 2018